Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of E I L Holdings Limited on Amendment No. 1 to Form F-1 (File No. 333-275977) of our report dated July 25, 2023, with respect to our audits of the consolidated financial statements of E I L Holdings Limited and Subsidiaries as of December 31, 2021 and 2022 and for the years ended December 31, 2021 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ ARK Pro CPA & Co

(Formerly HKCM CPA & Co.)

Hong Kong, China

December 19, 2023